[***] - INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

                      PROCESS DEVELOPMENT AND MANUFACTURING

                                    AGREEMENT

                                     BETWEEN

                                pSiMEDICA LIMITED

                                       AND

                             AEA TECHNOLOGY QSA GmbH

                                     INDEX

ARTICLE 1 - DEFINITIONS                                                       5

ARTICLE 2 - PURPOSE                                                           8

ARTICLE 3 - TERM                                                              8

ARTICLE 4 - DEVELOPMENT PHASE                                                 8

ARTICLE 5 - FACILITY PROGRAM                                                  9

ARTICLE 7 - GENERAL MANUFACTURE AND SUPPLY OBLIGATIONS                       12

ARTICLE 8 - GENERAL OBLIGATIONS                                              13

ARTICLE 9 - PAYMENTS                                                         14

ARTICLE 10 - ORDERS AND SHIPMENTS                                            16

ARTICLE 11 - LICENSE                                                         18

ARTICLE 12 - pSiMEDICA REPRESENTATIONS AND WARRANTIES                        18

ARTICLE 13 - pSiMEDICA'S INTELLECTUAL PROPERTY INDEMNITY                     19

ARTICLE 14 - QSA'S REPRESENTATIONS AND WARRANTIES                            20

ARTICLE 15 - QSA'S INTELLECTUAL PROPERTY INDEMNITY                           21

ARTICLE 16 - ARISING INTELLECTUAL PROPERTY                                   22

ARTICLE 17 - REGULATORY MATTERS                                              24

ARTICLE 18 - GENERAL INDEMNITY                                               26

ARTICLE 19 - DISCLOSURE OF TECHNOLOGY                                        27

ARTICLE 20 - CONFIDENTIALITY                                                 27

ARTICLE 21 - TERMINATION                                                     28

ARTICLE 22 - NOTICES                                                         30

ARTICLE 23 - DISCLAIMER OF CONSEQUENTIAL DAMAGES                             31

ARTICLE 24 - ASSIGNMENT                                                      31

ARTICLE 25 - COMPLIANCE                                                      31

ARTICLE 26 - NON-WAIVER                                                      32

ARTICLE 27 - FORCE MAJEURE                                                   32

ARTICLE 28 - INSURANCE                                                       32

ARTICLE 29 SEVERABILITY                                                      34

ARTICLE 30 GENERAL                                                           34

ARTICLE 31 - APPLICABLE LAW                                                  35

Schedule A Development Phase                                                 37

Schedule B Facility Description                                              38

Schedule C Product Description (For Phase IIa Product)                       44

Schedule D Source Specifications                                             45

Schedule E Pricing                                                           49

THIS AGREEMENT made in duplicate this 15th day of March, 2004,

BETWEEN:      AEA TECHNOLOGY-QSA, GMBH
              having a place of business at
              Gieselweg 1
              D-38110, Braunschweig
              GERMANY

("QSA")

AND:          pSiMedica Ltd
              having a place of business at
              Malvern Hills Science Park
              Geraldine Road
              Malvem, Worcestershire,
              WR14 3SZ
              UNITED KINGDOM

("pSiMedica")

WHEREAS:

I. pSiMedica is the owner of certain patents, data, information and technology related to a new biomaterial (BioSilicon(TM)) that it wishes to be the basis for a potentially new class of P-32 containing "sources" for use in intratumoural brachytherapy;

II. QSA has expertise in the production and processing of radioactive material, including the necessary patents, know-how, techniques, methods, processes and trade secrets for the development and manufacture of sealed sources and dosimetry;

III. pSiMedica desires that QSA manufactures P-32 BioSilicon(TM) "sources" to meet pSiMedica's commercial supply requirements; and

IV. pSiMedica desires that QSA develops the required sources, construct a facility at its subsidiaries sites, initially at Braunschweig, Germany, and then to manufacture pSiMedica's requirements for P-32 BioSilicon(TM) sources, in accordance with the terms, conditions and specifications set out herein.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained, and subject to the terms and conditions hereinafter set out, the Parties hereto agree as follows:

                             ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement:

1.1   "Affiliated Company" shall mean either

      (a) a company which is at least majority owned or majority controlled by a Party hereto or which holds at least a majority interest or majority control in such Party;

      or

      (b) a parent company to one of the Parties hereto

1.2 "Batch" shall mean a production batch of P-32 BioSilicon(TM) manufactured by QSA under this Agreement.

1.3 "Background Technology" shall mean all QSA or its Affiliated Company(s) proprietary technology, including patents, copyrights, know-how, techniques, methods, processes and trade secrets which is required for the purposes of performing the obligations of QSA under this Agreement and which is owned by QSA or its Affiliated Company(s), or which QSA is authorized to use, or which is licensed to QSA from third parties and which is in existence in the form of a written, description, prototype or can otherwise be demonstrated to be the property of QSA or its Affiliated Company(s), prior to the Effective Date.

1.4 "Clinical Trials" shall mean human trials for clinical development of the Medical Device.

1.5 "Commercial Phase" shall mean the period commencing at the date of the first commercial sale of P-32 BioSilicon(TM) Sources from QSA to pSiMedica which have been manufactured in the Facility, for pSiMedica after receipt of marketing authorization from the appropriate Regulatory Authorities and ending at the date of the last commercial sale of P-32 BioSilicon(TM) Sources from QSA to pSiMedica.

1.6 "Development Phase" shall mean the period commencing from the Effective Date until completion to pSiMedica's reasonable satisfaction of the activities described in Schedule A and any other schedules referred to in Schedule A.

1.7   "Effective Date" shall mean the date of the signature of this Agreement.

1.8 "Equipment(s)" shall mean the moveable assets to be purchased or manufactured by QSA for and on behalf of pSiMedica. Said equipment will be detailed in project invoices from QSA to pSiMedica and will be clearly tagged and identified as pSiMedica property.

1.9   "European Authority" shall mean pSiMedica's Notified Body.

1.10 "Facility" shall mean the production line facility to be constructed by QSA in its currently existing factory in Braunschweig, Germany, as described in Schedule B and which will be constructed and installed for the production of Sources.

1.11 "Facility Program" or "Facility Phase" shall mean the program for the construction of the Facility as described in Article 5.

1.12 "Hot Cell(s)" shall mean the assets to be purchased or manufactured by QSA for and on behalf of pSiMedica and installed in the Facility for the term of this Agreement (unless QSA exercises the option under Article 6.1
      (ii)), as more specifically defined in Schedule "B".

1.13 "Improvements" shall mean the extension of Intellectual property gained during the Term of this Agreement

1.14  "Initial Term" shall have the meaning set forth in Article 3.1 hereof

1.15 "Initial Term Notice" shall mean the written notice by either Party which shall be given at least eighteen (18) months prior to the end of the Initial Term and by which the notifying Party informs the other Party that it does not wish to extend the term of the Agreement beyond the Initial Term.

1.16  "Isotope" or "P-32" shall mean the Phosphorous-32 in the medical device.

1.17 "Intellectual Property Rights" (IPR) shall mean all intellectual rights (including but not limited to) rights to inventions, patent rights, know-how, copyrights and design rights in any part of the world to the fullest extent and for the full period thereof (including without limitation any extensions, reversions and renewals) and all rights thereto and interests therein."

1.18 "Major Repair(s)" shall mean a repair to a given asset entailing expenditures in excess of the lesser of:

      (i) [***] of the subject asset's purchase price as determined at the time of purchase by the invoice price less any discounts received, or

      (ii)  [***].

1.19 "Medical Device" shall mean pSiMedica's P-32 BioSilicon(TM) as described in Schedule C.

1.20 "Minimum Batch Size" shall mean the minimum number of dose vials to be assembled in one batch and the number of which is to be mutually agreed in writing prior to the commencement of the Commercial Phase.

1.21 "Notice of Termination" shall mean the written notice given by either Party to the other Party to terminate the Agreement after the Initial Term has ended. Notice of Termination must be given at least eighteen (18) months prior to the date of effective termination.

1.22 "pSiMedica Notified Body" shall mean the appropriately designated medical authority.

1.23 "pSiMedica Technology" shall mean all pSiMedica proprietary technology, including patents, know-how, techniques, methods, processes and trade secrets which is required for the purposes of performing the obligations of pSiMedica under this Agreement and which is owned by pSiMedica, or which pSiMedica is authorized to use, or which is licensed to pSiMedica from third parties and which is in existence in the form of a written, description, prototype or can otherwise be demonstrated to be the property of pSiMedica, prior to the Effective Date.

1.24 "Process" shall mean the process of formulation, irradiation, preparation, dispensing into dose vials, encapsulation, de-encapsulation, re-encapsulation, inspection and testing of Sources to meet pSiMedica's Specification.

1.25 "QSA Repairs" shall mean repairs or maintenance to the Equipment and Hot Cells that are necessary through QSA's negligent abuse, improper operation, inadequate maintenance, negligence or willful misconduct.

1.26 "Scheduled Batch Completion Date" The date for which QSA has received final confirmation from pSiMedica that a Batch is required. Such confirmation from pSiMedica will be given at intervals no less than 14 (fourteen) days prior to when dispatch is required by pSiMedica

1.27 "Specification(s)" shall mean those specifications for the Sources set out in Schedule D.

1.28 "Source(s)" shall mean the terminally sterilized patient dose vial produced using the Process which meet the Specifications.

1.29 "Dose vial(s)" shall mean Sources dispensed to an agreed contained activity and reference date meeting the Specifications suitable for use in the Medical Device.

1.30  "Transfer Date" shall have the meaning set forth in Article 6.1 sub-clause
      (v) hereof.

1.31 "United States Authority" shall mean the United States Food and Drug Administration.

1.32 "Validation" shall mean the program mutually agreed to by the Parties by which documented evidence provides assurance that the Process will consistently produce Sources that meet Specifications and quality attributes, to the reasonable satisfaction of both Parties and the appropriate Regulatory Authorities.

                              ARTICLE 2 - PURPOSE

2.1   SCOPE AND OBJECT

      The scope and object of the Agreement is to complete the development of Sources in accordance with the development responsibilities and obligations attributed to each of the Parties as set out in this Agreement. In addition, this Agreement shall provide for the construction of a Facility at QSA's manufacturing site in Braunschweig, Germany, for the manufacture of Sources and the supply of Sources for Clinical Trials and initial commercial sales. It is anticipated that later duplication of the Facility may be required at other QSA subsidiary sites in order to follow market demands.

                                ARTICLE 3 - TERM

3.1   INITIAL TERM

      The initial term of this Agreement shall commence upon the Effective Date and, unless terminated earlier pursuant to this Agreement, shall continue until the third anniversary of the commencement of the Commercial Phase ("Initial Term").

3.2   EXTENSION

      The term of this Agreement shall be automatically extended after expiration of the Initial Term unless either Party has given Initial Term Notice to the other Party. At least two years prior to the end of the Initial Term, the Parties agree to meet in order to discuss, in good faith, their intentions with respect to whether or not to continue the term of this Agreement beyond the Initial Term.

                         ARTICLE 4 - DEVELOPMENT PHASE

4.1   DEVELOPMENT ACTIVITIES

      During the Development Phase, QSA and pSiMedica shall respectively carry out their obligations described and attributed in Schedule "A", it being understood that some activities may be reasonably delayed to the extent that such activity is premised on the work or provision of data, information or technology by the other

      Party which such other Party does not provide on a timely basis. Each Party shall use their best efforts in order to carry out their respective obligations and responsibilities set out in Schedule "A" to the timescales specified.

      The Parties acknowledge and agree that Schedule "A" may only be amended during the course of the Development Phase to accommodate unforeseen events and results beyond the reasonable control of the Parties. All such changes to Schedule "A" shall be made by written agreement of the Parties.

      The Project Managers (as specified at Article 22.1) will meet at least bi-monthly, at locations to be agreed, including telephone or videoconferencing, for the purpose of reviewing the status of the project and to assess progress against the milestones and activities set forth in Schedule "A". QSA shall also provide written reports to pSiMedica, on a monthly basis, setting out the progress against milestones set forth in Schedule "A".

4.2   DEVELOPMENT PHASE TERMINATION

      At each review meeting of the Project Managers an assessment shall be made of the progress of the Development Stage and the ability of both Parties to fulfill the terms of this Agreement. Should both Parties agree in writing during the Development Phase that it is no longer possible to fulfill the terms of this Agreement, then this Agreement shall be terminated.

                          ARTICLE 5 - FACILITY PROGRAM

5.1   CONSTRUCTION OF FACILITY

      Subject to successful completion of the relevant parts of the Development Phase to the satisfaction of pSiMedica, QSA shall construct the Facility at its site in Braunschweig, Germany to carry out the manufacture of Sources. QSA will use its commercially reasonable best efforts to complete the Facility Program in accordance with the Gantt chart set forth in Schedule B. Schedule B may only be modified as agreed in writing by the Parties.

5.2   FACILITY PROGRAM CAPITAL COST

      The actual capital cost of the Facility Program will be calculated on a time and materials basis as set out in Article 9.1. The facility shall be completed by QSA on or about 18th May, 2005. The budgeted capital cost for performance of the Facility Program by QSA is estimated at the Effective Date to be One million two hundred and forty four thousand one hundred Euros.((euro) 1,244,100), inclusive of contingency and QSA administration fees. Any cost in excess of the estimated budgeted capital cost shall be subject to the prior written authorization of pSiMedica.

                          ARTICLE 6 - ASSET OWNERSHIP

6.1   EQUIPMENT

      (i) Under this Agreement QSA will purchase or manufacture, on behalf of pSiMedica, the Hot Cell(s) and Equipment, which will be installed in the Facility as described in Schedule B. Upon completion of the purchase or manufacture of the Hot Cell(s) and Equipment, a warranty bill of sale in a form reasonably acceptable to pSiMedica, shall be executed and delivered to pSiMedica transferring full title to such Hot Cell(s) and Equipment dedicated to pSiMedica requirements free and clear of all liens, claims, or encumbrances. Subject to pSiMedica's obligations to transfer ownership of the Hot Cell to QSA under circumstances as set forth in this Agreement, pSiMedica shall at all times hold all right, title and interest in the Hot Cell and Equipment; provided, however, that during the term of this Agreement, usage thereof shall belong exclusively to QSA for the purposes of producing Sources for pSiMedica at the Braunschweig, Germany site. Since the Equipment will be in QSA's possession, QSA represents and warrants that the Hot Cell(s) and Equipment insofar as circumstances that are wholly under the control of QSA shall not be encumbered, and shall, during the term of this Agreement, remain free and clear of any and all encumbrances including, but not limited to, mortgages, charges and liens and that no effective financing statement, pledge or other instrument similar in effect covering all or any part of the Hot Cell(s) or Equipment has been agreed or will be agreed by QSA or Parties claiming by, through or under QSA.

      (ii) In partial consideration of the services to be performed hereunder by QSA and in consideration of the payment of [***] the sufficiency of which is hereby acknowledged, on the earlier of the natural expiration or termination of this Agreement by pSiMedica (for whatever reason other than the default by QSA), should QSA wish to retain the use of the Hot Cell(s), pSiMedica agrees without further notice or demand to transfer all of its right, title and interest in and to the Hot Cell and Equipment to QSA. After transfer of title, QSA will following such transfer be responsible for any decontamination or decommissioning costs of the Facility.

      (iii) At the conclusion of this Agreement (for what ever reason) the Hot Cell and other dedicated Equipment at Braunschweig, will need to be decontaminated and decommissioned. This shall be the responsibility of pSiMedica unless QSA is able and chooses to exercise its option to acquire title to the Hot Cells and Equipment. At the time of the completion of the Facility, on or about 30th December, 2004, pSiMedica shall establish an Escrow Account for the estimated cost to Decontaminate and Decommission the Facility [***]This Escrow Account shall be funded either by an irrevocable letter of credit, and be held by pSiMedica's attorney. Should QSA decline to exercise its option, or fail to be allowed to exercise the option due to its default of this Agreement, to own the Hot Cell and the Equipment, then upon the natural expiration or termination of this Agreement by pSiMedica the funds established by PSiMedica in the "Decontamination and Decommissioning" Escrow Account or through the letter of credit will be made available to QSA and shall be used exclusively for the decontamination and decommissioning of the Hot Cell(s) and any other Equipment prior to their removal by pSiMedica from the Braunschweig site. Should QSA exercise the option to own the Hot Cell(s) and the Equipment, then the funds held in the Escrow Account will revert to pSiMedica or the letter of credit canceled. At each calendar year end during this Agreement, pSiMedica will increase or decrease the balance of the Escrow Account or the letter of credit to reflect the reasonable costs of Decontamination and Decommissioning as estimated by QSA. If the balance of the Escrow Account exceeds the funds necessary for Decontamination and Decommissioning, the excess shall be returned to pSiMedica immediately upon completion of Decontamination and Decommissioning.

      (iv)  Except as may be provided in accordance with Article 16.1 sub-clause
            (ii), in no event may QSA use or permit any third Party to use the Hot Cell(s) or Equipment for the manufacture of any Sources, any products which use technology of pSiMedica, or any products which could compete with the sale of Sources or the Medical Device (including the Source) by pSiMedica. If title to the Equipment and Hot Cell(s) is obtained by QSA, QSA may not sell, transfer, lease, or permit the use of the Hot Cell(s) or the Equipment by third parties without first notifying pSiMedica and providing pSiMedica the opportunity to match the terms of any such sale, transfer, lease, or permit. Should pSiMedica decline to exercise such an option to purchase or acquire use of the Equipment and Hot Cell(s) then QSA shall be relieved of all obligations under this Article.

      (v) It is understood that pSiMedica may finance the purchase and construction of the Hot Cell(s) and Equipment through debt and provide a preferred security interest (Sicherungseigentum) in the Hot Cell(s) and Equipment to a financing institution or other lender. Until such time as pSiMedica has made the transfer as set out in Article 6.1sub-clause(ii) or has otherwise transferred ownership of the Hot Cell(s) or Equipment as set out elsewhere in this Agreement (the "Transfer Date"), QSA shall have, and is hereby granted a secondary security interest (nachrangiges Anwartschaftsrecht auf Sicherungseigentum) in and to the Hot Cell(s) behind any security interest provided to any financing institution or other lender. The secondary security interest in the Hot Cell(s) and the provision for eventual Decontamination and Decommissioning set forth above shall be perfected by possession of the Hot Cell(s) by QSA and shall be effective as of the date of commencement of installation of such Hot Cell(s) and shall serve as collateral for the carrying out of the obligations of pSiMedica set out in this Agreement. Until the Transfer Date, QSA at all times during the Term of this Agreement shall be entitled to the use and possession of the Hot Cell(s) and Equipment in accordance with this Agreement, and the Hot Cell(s) and Equipment, shall be maintained and preserved by QSA at its expense in accordance with the provisions set out in this Agreement. pSiMedica shall execute all documents reasonably required to provide a secondary security interest in and to the Hot Cell(s) to QSA.

      (iv) The labor rates and material handling markups on assets constructed by QSA or its affiliates for this Phase are set forth at Article 9.1 hereto.

             ARTICLE 7 - GENERAL MANUFACTURE AND SUPPLY OBLIGATIONS

7.1   SOURCE SUPPLY

      QSA agrees to use the Process to produce Sources that meet the Specifications in conformity with all applicable laws, rules and regulations of Germany, the European Union and the United States and to ship Sources as directed by pSiMedica. Subject to the provisions of
      Article 27, during the Initial Term of this Agreement and any renewal or extension thereof, QSA shall manufacture as provided in the preceding sentence and provide pSiMedica with Sources which shall be ordered by pSiMedica under this Agreement for the purposes of clinical trials and commercial sale of the Medical Device.

7.2   BATCH SIZE AND MINIMUM PURCHASE COMMITMENT

      pSiMedica agrees that it shall order Sources at the price set forth in
      Article 9.3 in batch sizes no smaller than the Minimum Batch Size. pSiMedica further agrees that it shall purchase from QSA a minimum of [***] Sources during each twelve months period after commencement of the Commercial Phase for the remaining period of this Agreement. Should pSiMedica not order the minimum number of Sources in any twelve month period from the commencement of the Commercial Phase, then it shall pay QSA a penalty of [***] for the difference between the number of actual Sources ordered and the minimum purchase requirement for that period.

7.3   TESTING AND DOCUMENTATION

      QSA shall certify in writing, to pSiMedica, and shall provide backup evidence as requested, that each Batch of Sources was produced and tested in compliance with:

      (i)   the Specifications; and

      (ii) all applicable laws, rules and regulations of Germany, the European Union and the United States, and in accordance with procedures agreed between pSiMedica and QSA.

      The tests and analyses provided in the Specifications as well as the nature and form of written certification may be amended from time to time only by mutual written consent of the Parties.

7.4   REPAIRS AND MAINTENANCE

      After the Facility is installed, QSA shall maintain such Facility, Hot Cell(s) and Equipment in satisfactory operating condition, as required to enable QSA to manufacture Sources to Specification in accordance with the Process and all other applicable laws, regulations, rules or orders. In the event of any conflict between the applicable laws, regulations, rules or orders, QSA will notify pSiMedica of such conflict and the Parties shall act in good faith to resolve such conflict or to determine which laws, regulations, rules or orders should take precedence. Routine repairs, preventive maintenance and service contracts for the Facility and Equipment shall be arranged by QSA.

                        ARTICLE 8 - GENERAL OBLIGATIONS

8.1   ISOTOPE SUPPLY

      QSA shall obtain reactor irradiation space sufficient to meet its obligations hereunder.

      QSA shall contract for the supply of the irradiation facility(ies) to produce the Isotope necessary for QSA's production of Sources pursuant to this Agreement.

8.2   UNAVAILABILITY OR SCARCITY OF REACTOR IRRADIATION

      It is understood that QSA's obligation to supply Isotope is conditional, depending upon its ability to obtain a sufficient supply of the Isotope by the reactor irradiation of feedstock doped BioSilicon(TM) supplied by pSiMedica. QSA will use its best efforts to locate and obtain sufficient reactor space to produce Isotope to manufacture the Sources required by pSiMedica. QSA will notify pSiMedica upon QSA's first knowledge of a shortage or likelihood of any shortage of Isotope if such shortage will impact the manufacture of the Sources. Except as set out below, QSA shall not be liable for any delays in the supply of Isotope if due to causes described in Article 27 hereof.

8.3   PRODUCTION PLANNING FOR CLINICAL TRIAL AND COMMERCIAL SUPPLY

      During the first five (5) business days of each month commencing with the Commercial Phase of this Agreement, QSA and pSiMedica will establish a schedule of Batch runs for the next twelve (12) weeks. pSiMedica shall provide QSA with confirmation of Batch orders no later than fourteen (14) days prior to a Scheduled Batch Completion Date. QSA shall be under an obligation to deliver to pSiMedica the confirmed Batch order within the agreed time schedule for such delivery. This approach to production planning may be modified as mutually agreed to by the Parties based upon pSiMedica's and QSA's experience in clinical and commercial supply.

                              ARTICLE 9 - PAYMENTS

9.1   DEVELOPMENT AND FACILITY PROGRAM

      As with the previous Agreements signed by the two Parties hereto, in performing the Development Phase QSA will invoice pSiMedica monthly in arrears, providing an adequate description of the work billed. [***]

      In the Facility Program, QSA will provide labor at the hourly billing rates detailed at Schedule A, [***].

      All charges not included in Schedule A or B hereto shall be subject to the prior written approval of pSiMedica. Charges shall be due only for services, material and equipment authorized by the terms of Schedule A or Schedule B. Monthly invoices that include detailed cost statements shall be submitted to pSiMedica for work performed during the prior month.

      [***]

9.2   PAYMENT FOR REPAIRS AND MAINTENANCE

      QSA shall be responsible for the payment of all repair and maintenance costs. pSiMedica will repay all reasonable expenses for any Major Repairs to or replacement of the Equipment except for QSA Repairs. All costing for all repairs shall be on the same basis as the Facility Phase.

      The maximum amount QSA will be required to pay in any calendar year for routine repairs, preventive maintenance and service contracts for the Facility and Equipment shall be [***], plus all amounts required for QSA Repairs. Any reasonable amounts for routine repairs, preventive maintenance and service contracts for the Facility and Equipment other than QSA Repairs in excess of [***] in any calendar year will be borne by pSiMedica. Preventive maintenance and service contracts for the Equipment in excess of [***] which are approved in advance by pSiMedica will be borne by pSiMedica. All amounts set forth in this Article shall be based on [***] QSA shall co-ordinate with and advise pSiMedica regarding the advisability of any Major Repair or replacement. The only repairs, if any, to the Facility or Equipment which shall be borne by pSiMedica are those set forth in this Article. All other repairs shall be borne by QSA.

9.3   PURCHASE PRICE FOR SOURCES

      Prior to the commencement of the Commercial Phase, the Parties shall agree the price that shall be paid by pSiMedica for each Source that QSA produces to Specification. [***]

9.4   [***]

9.5   PAYMENT TERMS

      Except as otherwise provided herein, all invoices shall be paid within 30 days. Where there is any dispute with regard to any item on any cost statement and or invoice, payment for that item shall be withheld until such time as any dispute is settled. Payment shall not be withheld from any item that is not under dispute.

      All payments, costs and prices included in this Agreement shall be exclusive of all taxes.

9.6   CURRENCY

      Unless otherwise specified, all sums set out in this Agreement shall be in Euros.

9.7   AUDIT

      QSA shall keep accurate books and accounts of record in connection with the manufacture by it of the Sources in sufficient detail to permit accurate determination of all figures necessary for verification of all compensation required to be paid pursuant to Article 9. QSA shall maintain such records for a period of three (3) years after the end of the year in which they were generated. These records may be audited by pSiMedica in accordance with this Agreement, and shall be available for review by pSiMedica at any time upon reasonable notice.

      Except as provided below, pSiMedica, at its sole expense and through its accounting personnel or, if pSiMedica elects, through an independent certified public accountant reasonably acceptable to QSA, shall have the right to examine the books and records of QSA relating to the activities of QSA hereunder and compensation due QSA hereunder for the sole purpose of verifying such statements. Such audit shall be conducted upon six (6) weeks' prior written notice to QSA during ordinary business hours, and shall not be more frequent than once during each calendar year. pSiMedica agrees to keep in strict confidence all information learned in the course of such audits, except when it is necessary to reveal such information in order to enforce its rights under this Agreement. pSiMedica's right to have such records examined shall survive termination or expiration of this Agreement for a period of one (1) year. As each Phase of this Agreement shall be priced and invoiced in a different manner, any financial audits undertaken by pSiMedica, shall be done in a way that is appropriate for the type of pricing and invoicing that was undertaken. In all events, QSA shall promptly remit to pSiMedica the amount of any overpayment, plus interest at the rate of 10% per annum from the date such payment was received by QSA until repaid to pSiMedica. In addition, if the audit reveals an overcharge of more than ten percent (10%) of the amount due, QSA shall reimburse pSiMedica for the cost of the related audit and any costs incident thereto, including attorney's fees and all costs of collection. Should such audits reveal that QSA have undercharged pSiMedica, then pSiMedica shall promptly remit to QSA such sums as have not been recovered.

                       ARTICLE 10 - ORDERS AND SHIPMENTS

10.1  ORDERS AND SHIPMENTS

      During the term of this Agreement, pSiMedica will forward orders to QSA by facsimile (or other suitable means). Such orders shall include the identity of the recipient and delivery destination. Delivery of Sources to pSiMedica or as otherwise directed by pSiMedica shall initially be ex-Works transport vehicle at QSA's facility in Braunschweig, Germany. Risk for the goods shall pass to pSiMedica at point of delivery to the transport vehicle. Title to the goods shall pass to pSiMedica upon QSA receiving payment from pSiMedica.

      During the term of this Agreement QSA shall subject to Article 27.1, meet pSiMedica's orders and delivery requirements.

      Prior to the first shipment of Sources to any third Party site, QSA shall obtain from such third Party its license evidencing proper legal authority for the receipt and possession of the Source by such third Party. If QSA is unable to obtain such license from the third Party, pSiMedica, upon QSA's request, shall obtain and provide such evidence of legal authority for the receipt and possession of the Source by such third Party. pSiMedica shall obtain all approvals, licenses and permits required to import the Source into any territory where pSiMedica directs shipments to be sent.

      QSA shall make shipping arrangement with carriers designated in writing by pSiMedica from the ex-Works point to the delivery site. All transportation and packaging costs incurred to deliver Sources ordered by pSiMedica shall be borne by pSiMedica.

10.2  BATCH NOT MEETING SPECIFICATIONS

      If either Party or its designee discovers that a Batch of Sources does not meet the Specifications, then the discovering Party shall promptly communicate in writing with the other Party to determine a mutually agreed course of action. With respect to any such Batch of Sources which do not meet Specifications as a result of shortcomings in process or parameters under the direct control of QSA, then QSA will promptly:

      (i) replace such Batch of Sources at no additional cost (with QSA also paying all costs to deliver such replacement Batch to the pSiMedica designated site);

      (ii) reimburse pSiMedica for its actual costs incurred to return the Sources to QSA and for any purchase price paid by pSiMedica for such Sources; and

      (iii) indemnify pSiMedica for any other costs it incurs by reason of such Batch of Sources or single Source not meeting Specifications. [***]

10.3  INVENTORY REQUIREMENTS

      Within one month of the commencement of the Commercial Phase of this Agreement, QSA shall maintain a reasonable minimum Source inventory of Sources to be agreed between the parties which will have a value according to the pricing agreed in Schedule E. This minimum inventory stock level shall be reviewed by QSA and pSiMedica at quarterly intervals to ensure compatibility with forecasted purchasing volumes. Upon Termination of this Agreement for any reason whatsoever, pSiMedica shall purchase the minimum inventory stock at QSA.

                              ARTICLE 11 - LICENSE

11.1  ROYALTY FREE LICENSES

      pSiMedica hereby provides to QSA a non-exclusive, non-transferable, royalty free license during the term of this Agreement to use pSiMedica Technology, for the sole purpose of assisting QSA in carrying out its obligations set out in this Agreement. QSA hereby provides to pSiMedica a non-exclusive, non-transferable, royalty free license during the term of this Agreement to the Background Technology, for the sole purpose of assisting pSiMedica in carrying out its obligations set out in this Agreement.

             ARTICLE 12 - PSIMEDICA REPRESENTATIONS AND WARRANTIES

12.1  PSIMEDICA REPRESENTATIONS AND WARRANTIES

      pSiMedica represents, warrants and covenants that:

      (i)   it has full right, power and authority to enter into this Agreement;

      (ii) it is the owner or licensee, in Germany, the United Kingdom and the United States, of the patents, data, information and technology supplied to QSA by pSiMedica to assist QSA in carrying out its obligations hereunder;

      (iii) exercise of the patent(s) and technology provided by pSiMedica do not, to pSiMedica's best information and belief, infringe any patents, copyright or other industrial or intellectual property rights of third parties;

      (iv) it has the right to provide any license and right to permit QSA to use the patents and technology related to the Sources provided to the extent required to assist QSA in carrying out its obligations under this Agreement;

      (v) it has not received any notice of adverse claim or infringement of any patent or misappropriation of trade secrets in connection with the use and exploitation of the patents, data, information and technology provided hereunder and related to the Sources; and

      (vi) this Agreement has been duly authorized by all necessary corporate action and constitutes a valid and binding agreement of pSiMedica, enforceable in accordance with its terms.

      (vii) it has complied with all corporate formalities required to legally bind it to this Agreement;

      (viii) it has executed no agreement in conflict herewith;

      (ix) it shall exercise its rights and engage in activities hereunder in a workmanlike manner, using reasonable care and

      (x) it shall at its sole cost and expense, comply with all laws and regulations and obtain all governmental approvals, regulatory approvals applicable to the exercise its rights and the engagement of its activities under this Agreement

      The foregoing representations and warranties shall be in lieu of and shall exclude all other warranties (as conditions) expressed or implied, statutory or otherwise, including any implied warranties (as conditions) of merchantability or fitness for a particular purpose.

            ARTICLE 13 - PSIMEDICA'S INTELLECTUAL PROPERTY INDEMNITY

13.1  INDEMNIFICATION OF QSA

      pSiMedica hereby agrees to indemnify, defend and hold QSA, its Affiliates and all of the officers, directors, employees, and agents of QSA and its Affiliates harmless from any and all damages directly suffered by them arising out of or related to (a) the breach or falsity of any representation of pSiMedica contained herein or (b) the negligent or willful misconduct of pSiMedica or its officers, directors, employees or agents, or (c) any breach by pSiMedica of its obligations hereunder.

      pSiMedica shall indemnify and hold QSA harmless from and against any liabilities, claims, damages and expenses (including reasonable attorney's fees) which QSA may be compelled to pay in any judgment, claim or action arising from infringement, of third Party copyright, patents, technology or other intellectual property rights, resulting from QSA's use, in accordance with the this agreement, of any data, information, technology or patents, as provided by pSiMedica hereunder. QSA shall give written notice of any such legal action promptly after QSA's first knowledge thereof. pSiMedica shall have sole and exclusive control of the defense of any legal action, including the choice and direction of any legal counsel. QSA may not settle nor compromise any legal action without the prior written consent of pSiMedica. This indemnity shall survive termination of the Agreement.

      This Article shall not apply to any liability resulting from the use of the aforementioned intellectual property for unauthorized purposes.

      In the event that any portion of the pSiMedica Technology is, in pSiMedica's reasonable opinion, likely to or does become the subject of a claim for a patent, copyright or other industrial or intellectual property rights infringement, pSiMedica reserve the right and may at its option:

      (i)   procure the right to continue using the pSiMedica Technology; or

      (ii)  modify the pSiMedica Technology to become non-infringing.

               ARTICLE 14 - QSA'S REPRESENTATIONS AND WARRANTIES

14.1  QSA'S REPRESENTATIONS AND WARRANTIES

      QSA represents, warrants and covenants that:

      (i)   It has full right and authority to enter into this Agreement;

      (ii) It is the owner or has legal rights of use of its data, information and technology contributed with respect to the Process;

      (iii) The data, information and technology contributed by QSA does not, to QSA's best information and belief, infringe any patents, copyright or other industrial or intellectual property rights of third parties;

      (iv) It has not received any notice of adverse claim of infringement of any patent or misappropriation of trade secret or any other intellectual property rights in connection with the use and exploitation of the data, information and technology used with respect to the Process;

      (v) There is no action or proceeding pending or insofar as QSA knows or ought to know, threatened against QSA before any court, administrative agency or other tribunal which might have a material adverse effect on QSA's business; and

      (vi) This Agreement has been duly authorized by all necessary corporate and government action and constitutes a valid and binding agreement of QSA, enforceable in accordance with its terms.

      (vii) it has complied with all corporate formalities required to legally bind it to this Agreement;

      (viii) it has executed no agreement in conflict herewith;

      (ix) it shall exercise its rights and engage in activities hereunder in a workmanlike manner, using reasonable care and

      (x) it shall at its sole cost and expense, comply with all laws and regulations and obtain all governmental approvals, regulatory approvals applicable to the exercise its rights and the engagement of its activities under this Agreement

14.2  SOURCE PRODUCT WARRANTY

      QSA warrants that the Product will be free from defects and conform to pSiMedica's specification but QSA's sole liability for breach of this warranty shall be as stated in Article 10.2 provided that the failure or defect is shown to QSA's reasonable satisfaction to be due to QSA's faulty workmanship, material or packaging and not to any defect in pSiMedica's Background Technology.

      The period of warranty in this Article 14.2 shall extend for a period of 60 days from the date of receipt of the Product by pSiMedica or pSiMedica's customers or the end of the Product expiry date, whichever is sooner.

               ARTICLE 15 - QSA'S INTELLECTUAL PROPERTY INDEMNITY

15.1  INDEMNIFICATION OF PSIMEDICA

      QSA hereby agrees to indemnify, defend and hold pSiMedica, its Affiliates and all of the officers, directors, employees and agents of pSiMedica and its Affiliates harmless from any and all damages arising out of or related to (a) the breach or falsity of any representation of QSA contained herein, (b) the negligent or willful misconduct of QSA or its officers, directors, employees or agents, or (c) any breach by QSA of its obligations hereunder, including without limitation its obligation to comply with standard operating procedures.

      QSA agrees to defend, indemnify and hold pSiMedica, its officers, directors and employees harmless from and against any liabilities, claims, damages and expenses (including reasonable attorneys' fees) which pSiMedica and such indemnified Parties may be compelled to pay in any judgment, claim or action arising from infringement of third Party copyright, patents, technology or other intellectual property rights resulting from pSiMedica's use under this Agreement of Background Technology. pSiMedica shall give written notice of any legal action promptly after pSiMedica's first knowledge thereof. QSA shall have sole and exclusive control of the defense of any legal action, including the choice and direction of any legal counsel. pSiMedica may not settle nor compromise any such legal action without the written consent of QSA. This indemnity shall survive termination of this Agreement.

      In the event that any portion of the Background Technology developed is, QSA's reasonable opinion, likely to or does become the subject of a claim for a patent, copyright or other industrial or intellectual property rights infringement, QSA reserves the right and may at its option:

      (i)   procure the right to continue using the technology; or

      (ii)  modify the technology to become non-infringing.

15.2  ARISING INTELLECTUAL PROPERTY INDEMNITY

      In the event that any portion of the technology developed under this Agreement is, in either Parties reasonable opinion, likely to or does become the subject of a claim for a patent, copyright or other industrial or intellectual property rights infringement, either Party reserves the right and may at its option:

      (i)   procure the right to continue using the technology; or

      (ii)  modify the technology to become non-infringing.

                   ARTICLE 16 - ARISING INTELLECTUAL PROPERTY

16.1  OWNERSHIP OF IMPROVEMENTS

      All Intellectual Property Rights in any Improvements conceived, written, created, developed or first reduced to practice in and related to the performance of this Agreement that relate to the pSiMedica Technology or BioSilicon(TM) generally ("pSiMedica Improvements") will be owned solely by pSiMedica irrespective of who conceives, writes, creates, develops or first reduces to practice any such Improvements.

      All Intellectual Property Rights in any Improvements conceived, written, created, developed or first reduced to practice in and related to the performance of this Agreement that relate to Background Technology ("QSA Improvements") will be owned solely by QSA irrespective of who conceives, writes, creates, develops or first reduces to practice any such Improvements.

      All Intellectual Property Rights in any Improvements conceived, written, created, developed or first reduced to practice in and related to the performance of this Agreement that do not relate to either the pSiMedica Technology or the Background Technology, will be jointly owned by pSiMedica and QSA, irrespective of who conceives, writes, creates, develops or first reduces to practice any such Improvements and both pSiMedica and QSA shall, except as otherwise stated in this clause, have free use of such Improvements. Each Party on behalf of its stockholders, directors, employees, officers, Subsidiaries and representatives hereby assigns to the other party all Intellectual Property Rights in all such jointly owned Improvements. However neither Party shall utilize such jointly owned Improvements in conjunction with any third party without the prior written approval of the other party, which approval if given may be subject to any conditions that the other party reasonably determines but shall not be unreasonably withheld.

      In the event that pSiMedica is acquired or assigns a manufacturing license for the production of its P-32 BioSilicon(TM) that results in production other than by utilising the ongoing services of QSA and pSiMedica assets residing at QSA facilities, then pSiMedica, its heirs, successors or assigns shall be entitled to:

      a) use any QSA Improvement which is made, developed or acquired by QSA, for its own purposes by way of a non-exclusive license without limit of time in exchange for a reasonable royalty

      b) use the relevant Background Technology necessary to operate the manufacturing process by way of a non-exclusive license without limit of time in exchange for a reasonable royalty

      QSA will do all acts and things necessary to become the owner of any intellectual property rights arising out of the performance of the Agreement and to which pSiMedica can possibly be entitled or have a right to. In particular, QSA should, after consultation with pSiMedica, be obliged to claim all rights to inventions of their employees invented in the performance of the Agreement

16.2  PSIMEDICA IMPROVEMENTS

      QSA:

      must notify pSiMedica in writing of all pSiMedica Improvements promptly following such Improvements being conceived, written, created, developed or first reduced to practice by any of its employees, officers, agents, contractors or other personnel engaged by QSA in and related to the performance of this Agreement; must upon pSiMedica's request, provide all details relating to any pSiMedica Improvements in a form specified by pSiMedica; hereby assigns all Intellectual Property Rights in all pSiMedica Improvements topSiMedica; and

      must do all things directed by pSiMedica, including executing such documents, which pSiMedica considers necessary in order to assign to pSiMedica and otherwise absolutely vest title in pSiMedica to all Intellectual Property Rights in such pSiMedica Improvements.

16.3  QSA IMPROVEMENTS

      pSiMedica:

      must notify QSA in writing of all QSA Improvements promptly following such Improvements being conceived, written, created, developed or first reduced to practice by any of its employees, officers, agents, contractors or other personnel engaged by pSiMedica in and related to the performance of this Agreement; must upon QSA's request, provide all details relating to any QSA Improvements in a form specified by QSA; hereby assigns all Intellectual Property Rights in all QSA Improvements to QSA; and must do all things directed by QSA, including executing such documents, which QSA considers necessary in order to assign to QSA and otherwise absolutely vest title in QSA to all Intellectual Property Rights in such QSA Improvements.

16.4  SURVIVAL OF ARTICLE 16

      This Article 16 shall survive the termination of this Agreement for any reason including expiration or termination of this Agreement.

                        ARTICLE 17 - REGULATORY MATTERS

17.1  PSIMEDICA RESPONSIBILITIES

      It shall be the responsibility of pSiMedica or its designee to file, obtain and maintain such licenses, registrations, listings, authorizations and approvals as the European Authority or United States Authority or any other applicable governmental entity may require to enable use of the Sources as a Medical Device. QSA shall provide to pSiMedica as requested or, at QSA's discretion directly to the regulatory authority (in order to protect the proprietary nature of the information), all required information in its possession necessary to assist pSiMedica in filing, obtaining and maintaining all licenses, registrations, listings, authorizations and approvals of any governmental entities necessary for the use of Sources as a Medical Device and in order to seek marketing authorization for the Medical Device.

17.2  QSA RESPONSIBILITIES

      QSA shall be responsible for obtaining and maintaining all necessary facility licenses, registrations, authorizations and approvals, other than those required to market the Medical Device or use it in clinical trials, which are necessary to develop, manufacture, handle, store, label, package, dispose of, transport and ship Sources and radioactive materials in the U.S., Germany, and other jurisdictions specified by pSiMedica.

17.3  GOVERNMENTAL INSPECTIONS, COMPLIANCE REVIEW AND INQUIRIES

      Upon request of any governmental entity or any third Party entity authorized by a governmental entity, such entity shall, for the purpose of regulatory review, have access to observe and inspect the Facility and procedures used for the manufacturing, testing, storage and shipping of Sources, including Process development operations, and to audit such Facilities for compliance with applicable regulatory standards, and to perform such other activity as such entity may be authorized to undertake. QSA shall give pSiMedica prompt notice of any upcoming inspections or audits by a government entity of the Facility or procedures and shall provide pSiMedica with a written summary of such inspection or audit following completion thereof. QSA agrees to use commercially reasonable efforts to promptly rectify or resolve any deficiencies noted by a government entity whether communicated orally, in a report or correspondence or otherwise issued to QSA.

17.4  ACCESS TO THE FACILITY

      pSiMedica shall have reasonable access to the Facility and procedures:

      (i) at least once per calendar quarter and more frequently for good cause, for the purpose of observing the Process development relating to the Sources, and

      (ii) no more frequently than semiannually (except for good cause) for the purpose of auditing the Facility for compliance to applicable regulatory requirements and standards relating to the Sources and timely performance by QSA of its obligations hereunder.

      After commencement of the Commercial Phase, pSiMedica shall, as mutually agreed and no less frequently than semiannually (except for good cause), be entitled to access to the Facility for the purpose of observing any Process development or to audit the Facility for compliance with specifications and other regulatory requirements. QSA shall provide access to pSiMedica, on a continuing basis, to all QSA protocols, standard operating procedures and manufacturing records, as is necessary or relevant for the development, manufacture, handling, storage, labeling, packaging, disposing, transportation and shipment of Sources, which may be required in obtaining or maintaining licenses, registrations, authorizations and regulatory authorization of the Medical Device. All such information disclosed to pSiMedica or its employees or agents, shall be deemed to be pSiMedica's Confidential Information as such term is defined in this Agreement.

17.5  APPROVAL FOR MANUFACTURING CHANGES

      QSA agrees that no changes will be made to any materials, Specifications, Equipment, Hot Cell(s) or methods of production or testing the Sources, without pSiMedica's prior written approval. Subsequent to such approval by pSiMedica, QSA may then make such approved changes in manufacturing procedures, so long as in any event:

      (i) such changes are permitted by applicable government regulations and the terms of any licenses, registrations, authorizations or approvals previously granted by the applicable governmental entity with respect to the Medical Device, and

      (ii) pSiMedica receives copies of all documentation relating to such approved changes.

      If the changes require the additional license, registration, authorization or approval of any applicable governmental entity in Europe, United States or elsewhere, such changes may not be implemented until QSA receives written notice that the governmental entity or entities has or have authorized or approved the change. Each Party shall cooperate fully with the other in preparing data and information for a submission requesting prior authorization or approval of a change in materials, specifications, equipment or methods of production or testing. However, where changes are required to be made at the request of a regulatory body, pSiMedica shall not withhold their agreement to such changes.

17.6  NEW REGULATORY REQUIREMENTS

      Each Party shall promptly notify the other of new regulatory requirements of which it becomes aware which are relevant to the manufacture of Sources under this Agreement and which are required by the European Authority, United States Authority or other applicable governmental entities and the Parties shall confer with each other with respect to the best means to comply with such requirements. QSA shall be responsible for implementing and complying with any new or revised regulatory requirements arising after the Effective Date relating to QSA's performance of this Agreement.

                         ARTICLE 18 - GENERAL INDEMNITY

18.1  HOLD HARMLESS

      QSA and pSiMedica, as the case may be, shall indemnify and hold harmless the other from and against any and all costs, claims, judgements or other expenses, including reasonable attorney fees, arising as a result of damages claimed by third parties, in tort, contract or other legal theory, or arising as a result of its violation of any applicable law or regulation, in each case occasioned by QSA's or pSiMedica's negligence or willfulness or that of their respective employees or agents, in carrying out their obligations hereunder.

18.2  INDEMNIFICATION PROCEDURES

      A Party (the "Indemnitee") which intends to claim indemnification under this Agreement shall promptly notify the other Party (the "Indemnitor") in writing of any action, claim or other matter in respect of which the Indemnitee, or any of their respective directors, officers, employees or agents intend to claim such indemnification; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The Indemnitor shall have sole and exclusive control of the defense of any legal action, including the choice and direction of any legal counsel. The Indemnittee may not settle nor compromise any legal action without the written consent of the Indemnitor The Indemnitee, and its respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by this indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense.

18.3  SURVIVAL OF ARTICLE

      This Article 18 shall survive the termination of this Agreement for any reason including expiration of the term.

                     ARTICLE 19 - DISCLOSURE OF TECHNOLOGY

19.1  DISCLOSURE

      Except as otherwise set out, it is agreed that disclosure of data, information or technology by QSA or pSiMedica, to the other, during the term of this Agreement shall not, except to the extent granted herein, constitute any grant, option or license under any patent, technology or other rights, held by QSA or pSiMedica.

                          ARTICLE 20 - CONFIDENTIALITY

20.1  CONFIDENTIALITY AND EXCEPTIONS

      During the term of this Agreement and for a period of ten (10) years thereafter, each Party hereto shall maintain in confidence all technology including Background Technology, pSiMedica Technology, Jointly Owned Arising IP and know-how, data, processes, methods, techniques, formulas, test data and other information disclosed to such Party by the other Party whether or not it is identified as "Confidential Information" by the disclosing Party (collectively "Confidential Information"). Each Party shall necessarily be free to disclose its own Technology under the terms of its own established process for the disclosure of its Confidential Information. If either Party needs to disclose Confidential Information pertaining to the manufacturing process covered by this Agreement to a third Party then this shall be accommodated by the creation of a three way Confidential Information disclosure agreement. This obligation of confidentiality shall not apply to the extent that it can be established by the Party in receipt of such Confidential Information, that the information:

      i)    was already known to the receiving Party at the time of disclosure;

      ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure;

      iii) became generally available to the public or otherwise part of the public domain after its disclosure to the receiving Party through no act or omission of the receiving Party;

      iv) was disclosed to the receiving Party by a third Party who had no obligation to restrict disclosure of such information; or

      v) was independently developed by the receiving Party without any use of Confidential Information of the disclosing Party.

      Notwithstanding the foregoing, QSA and pSiMedica may both disclose Confidential Information to an Affiliate or permitted assign provided that the Affiliate or permitted assign is bound by confidentiality to the same extent as QSA and pSiMedica hereunder. The Party disclosing Confidential Information to such Affiliate or permitted assign shall be liable for any unauthorized use or disclosure of the Confidential Information by the Affiliate or permitted assign.

      This Article shall survive termination or expiration of this Agreement in accordance with its terms.

                            ARTICLE 21 - TERMINATION

21.1  TERMINATION FOR BREACH

      This Agreement may be terminated by either Party in the event of a material breach by the other Party of the terms and conditions hereof; provided, however, the other Party shall first give to the breaching Party written notice of the proposed termination of this Agreement (a "Breach Notice"), specifying the grounds thereof. Upon receipt of such Breach Notice, the breaching Party shall have ninety (90) days to respond by curing such breach. If the breaching Party does not cure such breach within such cure period, the other Party may terminate the Agreement without prejudice to any other rights or remedies which may be available to the non-breaching Party.

21.2  REMEDIES UPON TERMINATION BY QSA PURSUANT TO ARTICLES 21.1 OR 21.3

      If QSA terminates this Agreement, under Articles, 21.1 or 21.3, QSA, in addition to any claim for damages it may have, shall be entitled to:

      (i) retain all amounts paid by pSiMedica to QSA prior to such termination;

      (ii) except for the Hot Cell(s), return to pSiMedica all the Equipment which is owned by pSiMedica and in QSA's possession and for which pSiMedica has paid all amounts due to QSA pursuant to this Agreement, unless pSiMedica requests that QSA decommission the Equipment by using the funds in the Escrow Account;

      (iii) terminate all activities under this Agreement expeditiously so as to minimize costs incurred by pSiMedica therefor;

      (iv) deliver all completed and undelivered Sources to pSiMedica, or destroy such Sources, as pSiMedica may elect.

      (v) immediately upon such termination, except as provided elsewhere in this agreement, terminate all licenses granted by QSA to pSiMedica under this Agreement which rights shall revert back to QSA; and

      (vi) where applicable receive from pSiMedica written confirmation that the foregoing steps have been taken and that it has ceased using all patents data, information, technology, trade secrets and other intellectual property owned by QSA pursuant to this Agreement.

      pSiMedica shall further reimburse QSA for all reimbursable costs and work necessarily and properly incurred in relation to the orderly cessation of the work and sums owing but not invoiced prior to the effective date of any such termination by QSA under this Agreement. In addition, pSiMedica will if QSA so opts, either promptly transfer title of the Hot Cell(s) to QSA or allow the execution of the Decontamination and Decommissioning work by using the funds in the Escrow Account, whereupon pSiMedica shall have no further obligations under Article 6. 1.

21.3  BANKRUPTCY

      Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by either Party in the event the other Party files a petition in bankruptcy, is adjudicated a bankrupt, or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it which is not dismissed within sixty (60) days or proceedings are taken to liquidate the assets of such Party which are not stayed within sixty (60) days. Any assets jointly owned by the two Parties including the Jointly Owned Arising IP shall become the property of the Party not seeking such relief.

21.4 REMEDIES UPON TERMINATION BY PSIMEDICA PURSUANT TO ARTICLE 21.1 OR ARTICLE 21.3

      If pSiMedica terminates this Agreement under Article 21.1 or under Article 21.3, or under any other provision hereof, pSiMedica, in addition to any claim for damages it may have, shall be entitled to:

      (i) within thirty (30) days of such termination at QSA's expense if termination is caused by a breach of QSA's or at pSiMedica's if termination is for any other reason, receive the Equipment and all related materials, in its then current condition (subject to decontamination);

      (ii) exercise the option whether the Hot Cell(s) shall be returned to pSiMedica by QSA or whether they shall be decontaminated and decommissioned by QSA by using the funds in the Escrow Account;

      (iii) receive all completed Sources which have been ordered but not delivered;

      (iv) immediately upon such termination, terminate all licenses granted by pSiMedica to QSA under this Agreement which rights shall revert back to pSiMedica and QSA shall then destroy all Sources pSiMedica elects not to acquire; and

      (v) receive from QSA written confirmation that the foregoing steps have been taken and that it has ceased using all patents data, information, technology, trade secrets and other intellectual property owned by pSiMedica pursuant to this Agreement.

      If pSiMedica terminates this Agreement, pSiMedica shall reimburse QSA for all reimbursable costs and work necessarily and properly incurred in relation to the orderly cessation of the work and sums owing but not invoiced prior to the effective date of any such termination by pSiMedica under this Agreement. In addition, pSiMedica will if QSA so opts, either promptly transfer title of the Hot Cell(s) to QSA or allow the execution of the Decontamination and Decommissioning work by using the funds in the Escrow Account, whereupon pSiMedica shall have no further obligations under Article 6. 1.

21.5  CONSEQUENCES OF TERMINATION OR EXPIRATION

      Notwithstanding expiration or termination of this Agreement, the obligations of the Parties under Articles 21 shall survive termination of this Agreement.

                              ARTICLE 22 - NOTICES

22.1 Within thirty (30) days after execution of this Agreement, the Parties shall each designate a Project Manager, who shall be responsible for coordinating communication and monitoring performance under this Agreement. All references in this Agreement to changes to the Schedules shall be automatically approved if agreed in writing by both Parties Project Managers.

22.2 Any notice to be sent to a Party hereunder except with regard to changes to the Schedules hereto shall be forwarded to:

22.3  QSA at:          AEA TECHNOLOGY-QSA, GMBH
                       Gieselweg 1
                       D-38110, Braunschweig
                       GERMANY

      Attention:       Dr. Rainer Lambrich

      PSiMedica at:    pSiMedica Ltd
                       Malvern Hills Science Park
                       Geraldine Road
                       Malvem, Worcestershire, WR14 3SZ
                       UNITED KINGDOM

      Attention:       Dr. Roger Aston

      Any notice required or authorized to be given by a Party to the other in accordance with the provisions of this Agreement shall, unless otherwise specifically stipulated, be in writing and delivered personally, overnight courier or electronic facsimile confirmed by registered mail.

                ARTICLE 23 - DISCLAIMER OF CONSEQUENTIAL DAMAGES

23.1  DISCLAIMER

      In no event shall either Party be liable to the other for indirect, contingent, incidental, special or consequential damages, including, but not limited to, any claim for damages based on lost profits, cost of capital, loss of business opportunity or loss of time.

                            ARTICLE 24 - ASSIGNMENT

24.1  NO ASSIGNMENT

      This Agreement shall endure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and permitted assigns of the Parties. Neither QSA nor pSiMedica shall assign any portion of this Agreement without the written approval of the other Party, which approval shall not be unreasonably withheld. However, either Party has the right to assign this agreement to an Affiliate, but in such case shall remain liable to the other Party for the performance of its Affiliate and shall indemnify the other Party and hold it harmless from and against all costs, claims, judgements and other expenses arising from the Affiliate's performance or failure of performance.

      QSA shall be entitled to subcontract to third parties any of its obligations set out in this Agreement in order to carry out its obligations hereunder; provided, however, that QSA may not subcontract any obligation in this Agreement unless such subcontractor shall agree to be bound by all of the relevant provisions hereof. QSA shall remain responsible for the performance of its subcontractors and shall indemnify pSiMedica and hold it harmless from and against any and all costs, claims, judgments or other expenses arising from any subcontractor's performance or failure of performance.

                            ARTICLE 25 - COMPLIANCE

25.1  COMPLIANCE WITH LAWS

      This Agreement shall be carried out in compliance with all relevant laws, bylaws, rules, regulations and orders of government or manifestations thereof of Germany, the European Union and the United States.

                            ARTICLE 26 - NON-WAIVER

26.1  NON-WAIVER OF RIGHTS

      Failure by either Party to enforce at any time any of the provisions of this Agreement shall not be construed as a waiver of its rights hereunder. Any waiver of a breach of any provision hereof shall not affect either Party's rights in the event of any additional breach.

                           ARTICLE 27 - FORCE MAJEURE

27.1  FORCE MAJEURE

      Neither Party shall be liable to the other for loss or damage by virtue of the occurrence of an event of Force Majeure. In the event of Force Majeure, the Party affected shall promptly notify the other and shall exert commercially reasonable efforts to eliminate, cure or overcome such event and to resume performance of its obligations. If QSA is the Party affected by the Force Majeure event, QSA agrees that it will resume production of Sources as soon as practicable thereafter. For such time as QSA is affected by an event of Force Majeure, PSiMedica is relieved from its purchase obligations under this Agreement which purchase commitments shall be adjusted accordingly on a pro rated annual basis. "Force Majeure" shall mean an occurrence which prevents, delays or interferes with the performance by a Party of any of its obligations hereunder, if such event occurs by reason of any act of God, flood, fire, explosion, casualty or accident, or war, revolution, civil commotion, acts of public enemies, blockage or embargo, or any law, order or proclamation of any government not existing on the Effective Date, failure of unaffiliated suppliers to provide materials, equipment or machinery, interruption of or delay in transportation, strike or labor disruption, or other cause, whether similar or dissimilar to those above enumerated, beyond the commercially reasonable control of such Party.

                              ARTICLE 28 - INSURANCE

28.1  PSIMEDICA INSURANCE

      From the start of the commercial phase of this Agreement and for a period of four years after the expiration or other termination hereof, pSiMedica shall maintain in force and effect product liability insurance issued by a reputable insurance company with a rating reasonably satisfactory to QSA. Such insurance shall (a) insure against Damages resulting from or caused by (or claimed to be resulting from or caused by) the operation or use of any Medical Devices marketed or distributed by pSiMedica, and (b) shall have coverage limits of not less than U.S. $8,000,000 per occurrence and U.S. $8,000,000 in the aggregate. Within 15 days after the execution of the Commercial Phase of this Agreement, pSiMedica will deliver to QSA copies of all policies effecting such insurance (in English) with a certificate (in English) of pSiMedica's insurance broker stating that all premiums then due have been paid.

      It is understood that pSiMedica shall establish separate insurance cover for the risks associated with the period of clinical trials for each individual clinical trial. pSiMedica will deliver to QSA copies of all policies effecting such insurance (in English) with a certificate (in English) of pSiMedica's insurance broker stating that all premiums then due have been paid.

28.2  QSA INSURANCE

      QSA agrees, at QSA's expense, to maintain general liability, business interruption (for at least $2 million) and property and casualty insurance covering loss or damage to:

      (i)   the Facility;

      (ii) any asset owned by pSiMedica in the possession of QSA under this Agreement, including the Hot Cell(s) and Equipment; and

      (iii) QSA's facility located at Braunschweig, Germany, as the case may be.

      Such insurance policy shall designate pSiMedica as loss payee in the event of any loss or damage involving any asset owned by pSiMedica and shall name pSiMedica as an additional insured. QSA agrees that such insurance shall be replacement value insurance for all property owned by pSiMedica. QSA shall, upon request, provide to pSiMedica a certificate of insurance designating pSiMedica as loss payee in event of any loss or damage covered by sub-clause (ii) of this Article, provided that any proceeds so received as a result of less than a total loss shall be used to repair such damaged or destroyed assets, including, but not limited to, the Hot Cell(s) and the Equipment. Any insurance proceeds held by QSA pursuant to this Article shall be used to repair or replace such damaged Facility and QSA shall give pSiMedica thirty (30) days advance notice of any termination or cancellation of such coverage. This Article shall survive termination of this Agreement with respect to sub-clause (ii) of the first sentence of this Article.

      In addition, during the Term of the Commercial Phase of this Agreement and for a period of four years after the expiration or other termination hereof, QSA shall maintain in force and effect product liability insurance issued by a reputable insurance company with a rating reasonably satisfactory to pSiMedica. Such insurance shall (a) include coverage insuring against Damages resulting from or caused by (or claimed to be resulting from or caused by) the operation or use of any Source shipped or repaired by QSA (b) shall have coverage limits of not less than U.S. $8,000,000 per occurrence and U.S. $8,000,000 in the aggregate, and shall name pSiMedica as an additional insured. Within 15 days after the execution of the Commercial Phase of this Agreement, QSA will deliver to pSiMedica copies of all policies effecting such insurance (in English) with a certificate (in English) of QSA's insurance broker stating that all premiums then due have been paid.

                            ARTICLE 29 SEVERABILITY

29.1  INVALID PROVISIONS

      If any provision or term of this Agreement is found unenforceable under any of the laws or regulations applicable thereto, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Agreement or transactions contemplated herein are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in a mutually acceptable manner, in order that the transaction contemplated hereby be consummated as originally contemplated to the greatest extent possible.

                               ARTICLE 30 GENERAL

30.1  ENTIRE AGREEMENT

      This Agreement, including the Schedules hereto which are incorporated herein, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all proposals, oral or written, and all negotiations, conversations, or discussions. This Agreement may not be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by both Parties hereto.

30.2  PUBLICITY

      The Parties agree that, except as may otherwise be required by applicable laws, regulations, rules or orders, no information concerning this Agreement and the transactions contemplated herein shall be made public by either Party without the prior written consent of the other, which consent shall not be unreasonably withheld. In the event either Party decides to issue a press release announcing the execution of this Agreement, it shall not do so without the prior written approval of the other Party.

      A copy of any proposed press release shall be provided to the other Party at least three (3) business days prior to any proposed dissemination. The Parties agree that they will use reasonable efforts to coordinate the initial announcement or press release relating to the existence of this Agreement.

30.3  EXPORT CONTROL

      The Parties understand that materials and information resulting from the performance of this Agreement may be subject to export control laws and that each Party is responsible for its own compliance with such laws. pSiMedica agrees that the cost of exporting Sources from Germany at its request shall be the responsibility of pSiMedica.

30.4  DISPUTE RESOLUTION

      (i) In the event that, at any time during the term of this Agreement, a disagreement, dispute, controversy or claim should arise relating to scientific or technical issues in connection with QSA's performance under this Agreement, the Parties will attempt in good faith to resolve their differences for sixty (60) days. If, after sixty (60) days, the Parties are unable to resolve such dispute, the Parties shall refer the matter to a third Party consultant with expertise in the scientific or technical area of dispute for sixty (60) days. In the event such consultant is unable to work out a resolution of the issue with the Parties, the Parties shall within 30 days submit the matter to binding arbitration in Frankfurt, Germany to be undertaken pursuant to the applicable rules of the London Court of International Arbitration.

      (ii) In the event that, at any time during the term of this Agreement, a disagreement, dispute, controversy or claim should arise out of or relating to the interpretation of or performance under this Agreement, or the breach, or invalidity thereof other than a dispute relating to scientific or technical issues in connection with QSA's performance under this Agreement covered by Article 30.4 sub-clause
            (i) above, the Parties will attempt in good faith to resolve their differences by referring the matter to the Chief Executive Officers of the Parties (or their designees) for sixty (60) days, following which if the matter is not resolved it will be submitted to alternative dispute resolution in Frankfurt, Germany to be undertaken pursuant to the applicable rules of the London Court of International Arbitration.

      (iii) The dispute resolution tribunal shall be composed of three arbitrators. The language of the arbitration shall be English. Under the LCIA Rules which are deemed to be incorporated by reference into this Agreement, the arbitrators shall resolve any dispute arising out of or in connection with this Agreement, including any questions regarding its existence, validity or termination.

30.5  ESSENCE

      Time is of the essence in this agreement.

                          ARTICLE 31 - APPLICABLE LAW

31.1  APPLICABLE LAW

      This Agreement shall be governed and construed in accordance with the laws of Germany. The Convention on the International Sale of Goods of April 11, 1980 (CISG) and the German Law transforming the CISG into national law shall not apply.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.


                                        AEA TECHNOLOGY QSA GMBH


                                        By: /s/Ranier Lambrich
                                            ------------------------------------
                                            Dr. Rainer Lambrich
                                            Geschaftsfuhrer


                                        PSIMEDICA LTD


                                        By: /s/Roger Brimblecombe
                                            ------------------------------------
                                            Dr. Roger Brimblecombe
                                            Chairman

                          SCHEDULE A DEVELOPMENT PHASE

This schedule is subject to any requirement contained in schedules B, C and D. Any changes to such requirements will alter the provisions of schedule A.

At the Effective Date the ongoing development phase continues to optimise the production of irradiated P-32 BioSilicon(TM) for animal and potential human trials and the development of automation to the handling processes necessary to produce the finished Sources.

The Development Phase has two key milestones

      1. Pilot plant development for supply of circa 8 patient doses into a Phase IIa human clinical trial expected to commence May 2004.

      2.    Main plant development with process scale up to deliver [***] into a

Phase IIb human clinical trial expected to commence [***]. Design capacity for commercial production - [***].

The initial development programme will indicate the process by which sources will be manufactured viz) method of slurry creation, or dry powder dispensing, and sterilization method. The time frame for this is estimated to be by end March 2004.

Flexibility to react to pSiMedica requirements is an important concept in the Development Phase and at the Effective Date work was also being defined to develop a Source dose-vial containment, shielding and Source transport container.

Progress of the Development Phase projects is disseminated via monthly reports and changes/additions to the programmes are actioned after receipt of written instructions from PSiMedica.

Additional development activities outside of the scope of the initial development programme and provision of the Pilot Plant facility will be agreed under protocol by both parties and billed at the following contract rates

Facility Programme billing rates:

[***]

                        SCHEDULE B FACILITY DESCRIPTION

[*** five pages excluded ***]

             SCHEDULE C PRODUCT DESCRIPTION (FOR PHASE IIA PRODUCT)

32P BioSilicon 20um High P is a source component consisting of 20um particles of acid treated Silicon containing Phosphorus-32.

The device will be provided `for single use only' as a dry powder for use in interstitial brachytherapy. It is supplied as a sterile powder in 10ml borosilicate glass vials with a 20mm rubber stopper and aluminium overseal. The glass vial is contained for transportation within a lead-shielded Perspex "vial carrier".

Specific activity of P-32 BioSilicon 20um High P at reference date will be 1.4 +/- 0.1 MBq per mg.

Nominal activity: Each vial will contain 250 +/- 25 MBq of P-32 BioSilicon 20um High P.

Prior to use the device will be reconstituted in an injectable suspending aqueous formulation (known as FM27v2) at up to 50 mg/ml BioSilicon microparticles.

It is anticipated that the Source will be a component of a Device kit that is approved for the delivery of patient doses.

First clinical trials will follow a low dose range strategy of ~ 4 MBq per ml of tumour. The 32P-BioSilicon(TM) microparticles will be administered interstitially using a specially designed shielded syringe, which is under development. This will minimise the possibility of environmental contamination with radionuclide during the injection process, ensure operator safety and allow site directed delivery using assisting techniques such as ultrasound or tomography.

Radionuclide purity:

32P BioSilicon 20um High P is nuclear reactor produced by the neutron bombardment of 31P. At the time of calibration it contains not less than 99% Phosphorus 32

Radiochemical purity: >95%

Chemical purity:

32P BioSilicon 20um High P is tested for the following metals, Na, Mg, Al, K, Ca, Cr, Mn, Fe, Ni, Cu (also Mo & Co) and contains below 10 ppm of each impurities.

It is recognised by both Parties that the product details may change as the Development programme progresses. All changes will be as a result of mutual agreement and confirmed in writing, between the parties.

                        SCHEDULE D SOURCE SPECIFICATIONS

At the Effective Date, the final specification and presentation of the Source(s) has not been completely developed, however, the fundamental product details and description of the said specification are understood, and are detailed in Schedule C.

In addition, during the period of the Development Phase covered in Article 4, pSiMedica may request alterations to the specifications in order to meet the needs of:

            -     Product Improvement

            -     Product development difficulties

            -     Market changes

            -     Business strategy

A draft specification agreed by both Parties is incorporated into this Schedule
D. Changes to the specifications must be agreed in writing between the two Parties and where justified, revisions to the Commercial Phase terms will be allowed.

--------------------------------------------------------------------------------
AEA TECHNOLOGY                Specification                          [LOGO]
QSA GMBH        Specification for P-32 BioSilicon 20umHigh P      AEA TECHNOLOGY
BRAUNSCHWEIG                 Dokumentnummer:                          QSA
--------------------------------------------------------------------------------

DRAFT SPECIFICATION:

                  SPECIFICATION FOR P-32 BIOSILICON 20UMHIGH P

                                     DRAFT 1

                                  QS-DOC. NO.:

--------------------------------------------------------------------------------
Erstellt:

Name, Vorname / Funktion : Th

Datum                    :

Unterschrift             :
--------------------------------------------------------------------------------

Gepruft:

Name, Vorname / Funktion :

Datum                    :

Unterschrift             :
--------------------------------------------------------------------------------

Genehmigt

Name, Vorname / Funktion :

Datum                    :

Unterschrift:            :
--------------------------------------------------------------------------------

Uberprufungsintervall: alle 2 Jahre
Besonderheiten:        keine

--------------------------------------------------------------------------------
AEA TECHNOLOGY                Specification                          [LOGO]
QSA GMBH        Specification for P-32 BioSilicon 20umHigh P      AEA TECHNOLOGY
BRAUNSCHWEIG                 Dokumentnummer:                          QSA
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
1.      MAT. NO.                   [Psi code No.]
----------------------------------------------------------------------------------------------
2.      DISTRIBUTOR
----------------------------------------------------------------------------------------------
3.      CODE                       PBSB.....
----------------------------------------------------------------------------------------------
4.      PRODUCT NAME               (32P)BioSilicon 20um High P
        COMPANY DISTRIBUTOR        PsiMedica
----------------------------------------------------------------------------------------------
5.      COMMERCIAL DESIGNATION     --
        CAS-NO.
----------------------------------------------------------------------------------------------
6.      DESCRIPTION                                               TARGET
----------------------------------------------------------------------------------------------
6.1     ACID TREATED SILICON CONTAINIG                            --
        [32P]PHOSPHORUS
        DRY STERILE POWDER
        IN VIALS WITH PUNCTURE STOPPER AND CRIMPED CAPS
----------------------------------------------------------------------------------------------
7.     CHEMICAL / PHYSICAL PROPERTIES / METHODS                   TARGET
----------------------------------------------------------------------------------------------
7.1    IDENTITY P-32 / LIQUID SCINTILLATION COUNTING              Beta max. energy not greater
                                                                  than 1.7 1MeV
----------------------------------------------------------------------------------------------
7.2    y-emitting impurities / y-spectrometry                     P-32 > 99 %
       AT REFERENCE DATE (RD)                                     Impurities
                                                                  < 1%
----------------------------------------------------------------------------------------------
7.3    SPECIFIC ACTIVITY P-32 AT RD
       LIQUID SCINTILLATION COUNTING                              (1.4 +/- 0.1) MBq/mg
       AFTER DISSOLVING AND DILUTION
----------------------------------------------------------------------------------------------
7.4    (mass or volume of formulant per vial) Tbd                 n.n.
----------------------------------------------------------------------------------------------
7.5    ACTIVITY AT RD / IONISATION CHAMBER MEASUREMENT            (250 +/- 25) MBq
----------------------------------------------------------------------------------------------
7.6    Chemical purity / (Tbd Psi)                                Tbd by PSi
----------------------------------------------------------------------------------------------
7.7    RADIOCHEMICAL PURITY / PER SE                              > 95%
----------------------------------------------------------------------------------------------

                                       42

----------------------------------------------------------------------------------------------
8.     OTHER REQUIREMENTS
----------------------------------------------------------------------------------------------
9.     CERTIFICATE                               Batch No.;.... [batch code system tbd by PSi]
----------------------------------------------------------------------------------------------
10.    SAFETY DATA SHEET PURSUANT TO             --
       91/155/EWG
----------------------------------------------------------------------------------------------
11.    SHIPPING TERMS                            Shielded
----------------------------------------------------------------------------------------------
12.    STORAGE TERMS                             Shielded
----------------------------------------------------------------------------------------------
13.    REFERENCE DATE AND TIME                   Date (Day, Month, Year),
       LABELLING                                 12:00 (Singapore local time)
----------------------------------------------------------------------------------------------
14.    SHELF- LIFE                               Reference date +/- 2 days
----------------------------------------------------------------------------------------------
15.    PRODUCT PACKAGING                         P6 injection vial with puncture stopper
                                                 and crimped caps
----------------------------------------------------------------------------------------------
16. WRAPPING / SHIPPING PACKAGING                Typ A Shipping Packaging
----------------------------------------------------------------------------------------------
17. REDEMPTION/ DISPOSAL                         Product: Hazardous Waste
----------------------------------------------------------------------------------------------
18. MISCELLANEOUS                                --
----------------------------------------------------------------------------------------------

                               SCHEDULE E PRICING

In accordance with Article 9.3, prior to the commencement of the Commercial Phase, the Parties shall agree the price that shall be paid by pSiMedica for each Source that QSA produces to Specification. [***].

At the Effective Date QSA is unable to provide definitive pricing schedules that will be relevant to the supply of sources during the Commercial Phase, however, good faith indications of the prices will be confirmed at the end of the relevant portion of the Development Phase and prior to the commencement of the Commercial Phase. The definitive pricing schedules will be communicated via an amended Schedule E.

It is anticipated that pricing will vary by required batch size and that the price schedules will reflect this fact. Source prices will be cited for different order quantities, however, the prices will be dictated by the effective number of Sources demanded per batch. Both Parties recognise that the Facility will be designed to cope with a maximum Source throughput (Sources per year) that will be agreed before the end of the Development Phase.

[***]